Exhibit 99.1

October 4, 2006

Mr. Ed Jacobs
4450 Central Parkway
Dublin, CA  94568

Re:   Company Reorganization and Your Resignation

Dear Ed:

This letter will confirm that you’ve voluntarily resigned from SuperGen, Inc. (the “Company”) as indicated to Jim Manuso. You’ve requested, and the Company has agreed, that you will be eligible to receive certain severance benefits as described in this letter agreement.

We’ve jointly agreed that your last day of employment will be December 31, 2006 (your “Separation Date”). From October 1, 2006 until your Separation Date (the “Transition Period”), you’ll continue to utilize your best efforts to complete the key projects identified by the Company and to provide transition assistance as requested by the Company. During the Transition Period, you will continue to abide by the Company’s policies and procedures and will be expected to work onsite at the Company as required. During the Transition Period, the Company will allow you a reasonable amount of time during working hours to pursue other job opportunities.

Severance Benefits

If you sign a general release of all claims (and allow that release to become effective) now, and reaffirm this general release of claims on your Separation Date, you will receive severance benefits consisting of:

•                  A single lump-sum Cash Severance Benefit equal to 54 weeks of base salary computed on your current base salary less the 13 weeks of base salary you will receive during the Transition Period ($6,600.00 x 41 = $270,600.00).

•                  A single lump-sum cash payment in lieu of Company paid COBRA for 10 months ($701.10 x 10 = $7,011.00).

•                  A single lump-sum cash payment equivalent to 15 months of lease payments for you 2005 Jeep Cherokee (15 x $608.87 = $9,133.05).

•                  A single lump-sum cash payment of $12,000.00 in lieu of outplacement services.

4140 DUBLIN BOULEVARD, SUITE 200, DUBLIN, CA 94568   TEL: (925) 560-0100   www.supergen.com

Each of these payments will be made within ten (10) days of your Separation Date, provided you have fully complied with all of the terms of the Severance Plan and this agreement.

You must comply with all of the terms and conditions described in the Severance Plan to qualify for any severance benefits.  Specifically, you will need to sign and return the appropriate general release of claims to the Company, attached to the Severance Plan, within the time period specified in the Severance Plan, and return all Company property. Please carefully review the Severance Plan, a copy of which is enclosed.

Final Pay and Employee Benefits

You will receive your final pay checks on December 29, 2006. These pay checks will include your accrued salary through the termination date, payment for your accrued but unused vacation pay through the termination date, payment of 2006 unused floating holidays, and reimbursement of ESPP deferrals.

If you are a participant in the Company’s 401(k) Plan, and have a vested account balance greater than $5,000, you may choose to leave the funds you have contributed through December 31, 2006 in the Plan, but you cannot make additional contributions. If your vested account balance is less than $5,000, you will have 30 days to elect to receive your distribution from the Plan in either a single lump sum or a direct rollover. If you don’t proactively elect one of these options, your benefits will be paid directly to you in a single lump sum payment, less a 20% penalty, which SuperGen is required to withhold and will send it to the IRS as income tax withholding to be credited against your taxes. Information regarding outstanding loans is contained in the Benefits Statement document.

You received stock option grants while employed by the Company. Pursuant to the terms of the Company’s stock option plan (the “Plan”) and your grant agreement(s), any vesting of your option grant shares ceases effective as of your Separation Date. You will be entitled to exercise your vested option shares, if any, pursuant to the terms and conditions of the Plan and your option agreement(s).

Your health care coverage will terminate on December 31, 2006. You are entitled to continue health and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Your COBRA forms will be mailed to your home address directly from Pre-Tax Administrators.

You are reminded of your obligations under your Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”). These obligations continue after the termination of your employment. A copy of your Proprietary Information Agreement is enclosed for your reference. As set forth in your Proprietary Information Agreement, for a period of one year after your employment ends, you must not induce any employee of the Company to leave the employ of the Company.

It is extremely important that you review all of your computer files and documents in your possession to ensure that you have no information, materials or documents that concern the Company’s business. You should also carefully review your home computer, if you have one, and all files that you keep at your home or elsewhere to identify any and all materials that contain any confidential or proprietary information of the Company. All such materials or property in your possession must be returned to the Company immediately.

4140 DUBLIN BOULEVARD, SUITE 200, DUBLIN, CA 94568   TEL: (925) 560-0100   www.supergen.com

Other Enclosed Documents

In addition to the various documents described above, the following documents related to your employment transition also are enclosed:

•              A Personnel Change of Status Notice;

•                                          “For Your Benefit,” the California Employment Development Department’s pamphlet for the Unemployed; and

•                                          The California Department of Health Services notice regarding your rights to participate in the Health Insurance Premium Payment (“HIPP”) Program.

If you have any questions or concerns regarding these documents, your severance benefits or the Severance Plan, please contact me.

Please acknowledge your receipt and acceptance of the terms of this letter agreement and the described enclosures by signing in the space provided below.

We want to thank you for your years of dedicated service and we wish you success in your future endeavors.

Best regards,

/s/  NANCY WORRELL

Nancy Worrell
Executive Director, Human Resources

Enclosures

Acknowledged and Accepted:

/s/ ED JACOBS
Ed Jacobs

10/05/06
Date

4140 DUBLIN BOULEVARD, SUITE 200, DUBLIN, CA 94568   TEL: (925) 560-0100   www.supergen.com